EXHIBIT 99.1

Contact:                      Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT SPORTS ADDS TWO DIRECTORS
Clyde Anderson to Retire from the Board at Annual Meeting

BIRMINGHAM, Ala. (March 17, 2008) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced that Albert C. Johnson and Terrance G. Finley have been appointed to the Company's Board of Directors. The two new additions bring the Board’s current membership to eight directors.

The Company also announced that current Board member Clyde B. Anderson will not stand for re-election at the 2008 Annual Shareholders Meeting when his term expires. Mr. Anderson has been on the Company's Board of Directors since 1987 and serves as chairman of the Nominating and Corporate Governance Committee.

Mickey Newsome, Chairman and Chief Executive Officer stated, "We are pleased to add two directors with experience in finance and retailing. Al Johnson's 30 years of senior-level financial experience in diverse, growth-oriented industries will be a tremendous asset to our Board. Terry Finley’s retail, merchandising and operational experience should provide a valuable perspective for us on the Board. Al and Terry’s familiarity with Hibbett and our culture will likewise benefit us greatly."

Mr. Newsome added, "Hibbett is a great company today, largely due to the many contributions and strategic counsel Clyde Anderson and his family have provided since 1980. While we respectfully honor his decision to retire from the Board at the end of his term, we do so with heartfelt thanks and appreciation."

Mr. Johnson has served as a financial consultant since 1998. Prior to that time, he served as Senior Vice President and Chief Financial Officer for Birmingham-based Dunn Investment Company, a privately owned construction company. Mr. Johnson began his career with Arthur Andersen, where he served for nearly 25 years in positions of increasing responsibility, culminating in managing partner and Audit Division head for the Birmingham, Alabama office. Mr. Johnson, a CPA, received his MS in Systems Management from the University of Southern California and a BS in Accounting from Florida State University. He currently serves as chairman of the Audit Committee for Books-A-Million, Inc.

Mr. Finley is currently President of the merchandising group at Books-A-Million, Inc, where he is responsible for all of the company’s merchandising, marketing, publishing, import and internet activities. A 30-year veteran of the book industry, Mr. Finley has led several of Books-A-Million’s business units and has served with the company for nearly 20 years. He was previously with Smithmark Publishers, Crown Publishers and Rich’s Department Store. Mr. Finley graduated from Auburn University.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and the lower Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding the contributions expected from the addition of key personnel.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 4, 2007 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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Hibbett Sports, Inc.
451 Industrial Lane   Birmingham, AL 35211
Phone: (205) 942-4292  Fax: (205) 912-7290     www.hibbett.com